Exhibit 99.1

FOR IMMEDIATE RELEASE

HealthGate Data Corp. Contact	Aspire Communications Contact
Skye Schulte	Kelly Fitzsimmons
781-685-4024	781-223-5832
sschulte@healthgate.com	kfitzsimmons@aspirepr.com

EBSCO Publishing Acquires HealthGate’s The Natural Pharmacist® and Signs Exclusive Distribution Agreement to

Distribute HealthGate’s Consumer Health Library Content to Academic and Public Libraries

—Worldwide distribution partner helps HealthGate’s evidence-based health information extend into new markets —

Burlington, MA —August 24, 2004—HealthGate Data Corp. (HGAT) announced today that it has forged a worldwide distribution relationship with EBSCO Publishing that will extend HealthGate’s reach into new and untapped markets.  Additionally, HealthGate announced that EBSCO Publishing has acquired the assets of The Natural Pharmacist® (TNP) complementary and alternative medicine database.

EBSCO Publishing, a worldwide leader in providing information access and management solutions for academic, medical, government, public and school libraries as well as for corporations and other organizations has acquired exclusive distribution rights for HealthGate’s evidence-based, consumer-oriented health content to public and academic libraries.

As part of the agreement, EBSCO Publishing has also agreed to purchase the assets of HealthGate’s The Natural Pharmacist, a premier consumer resource on complementary and alternative medicine that includes an expansive encyclopedia on supplements and herbs, and a database on drug interactions between natural and traditional medicines. Under the terms of the agreement, HealthGate will retain the rights to include this complementary and alternative medicine content as part of its information and management tools for a three year period.

“HealthGate is committed to the widespread distribution of credible, evidence-based health information and tools into the hands of those who need it most,” said Bill Reece, president and CEO of HealthGate. “This partnership with EBSCO puts HealthGate in an even stronger position to help initiatives that allow consumers to participate in and make more educated decisions about their own healthcare.”

“EBSCO Publishing is pleased to partner with HealthGate to bring evidence-based health information directly to consumers through public and academic libraries,” said Tim Collins, Vice President of EBSCO Publishing. “The quality and depth of HealthGate’s library of content is outstanding and is a great complement to our existing offerings.  This resource along with The Natural Pharmacist will be a great asset to our customers.”

HealthGate’s Health Library includes award-winning health information, evidence-based fact sheets and in-depth reports on the most common conditions and treatments, interactive tools, drug information, medical news and specialty resources like Procedures InMotion™ - a series of sophisticated multi-media animations that give patients a step-by-step walk-through of specific medical procedures.

About HealthGate

HealthGate Data Corp. (HGAT) is a provider of evidence-based support tools, applications, and healthcare content that helps healthcare providers and payors improve quality, reduce variability of care, reduce costs, and reduce risk and liability. HealthGate’s consumer health information is URAC-accredited, and its evidence-based clinical guidelines are backed by rigorous and independent medical review supported through its affiliations with academic medical facilities including Duke University Medical Center, Vanderbilt University Medical Center, Emory University School of Medicine, and Oregon Health and Science University.

HealthGate’s comprehensive content repository of healthcare information is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. This wealth of content includes information on conditions, evidence-based clinical guidelines, diagnostic and surgical procedures, general and specific drug data, the human anatomy, disease symptoms, alternative medicines, illnesses, surgeries, and breaking medical news. HealthGate’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

HealthGate has become an integral part of operations in more than 700 healthcare institutions. Some of the most respected academic and healthcare institutions in the world, including Partners Health System and HCA, now utilize the data provided by HealthGate. In addition, HealthGate supplies Section 508 compliant consumer health information to the Veterans Administration, Military Health System, and the United States Department of Health and Human Services. HealthGate is publicly traded under the symbol of HGAT on the OTC Bulletin Board (OTCBB). More information on HealthGate can be found at www.healthgate.com.

About EBSCO Information Services

EBSCO Information Services (an EBSCO Industries, Inc. affiliate comprised of EBSCO Publishing, Inc, EBSCO Subscription Services, and EBSCO Book Services) is a worldwide leader in providing information access and management solutions through print and electronic journal subscription services, research database development and production, online access to approximately 150 databases and thousands of e-journals, and online book purchasing. EBSCO has specialized products and services for academic, medical, government, public and school libraries as well as for corporations and other organizations. EBSCO maintains a comprehensive database of more than 282,000 serial titles and upholds active relationships with more than 60,000 publishers worldwide. 2004 marks EBSCO’s 60th year of serving the library and business communities. For more information, visit www.ebsco.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its current tools and content products and to develop new products; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare content industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; reliance on content providers, computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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